Exhibit 99.2

Conference Call Transcript

TEGAL CORPORATION – Q4 2006 Earnings Conference Call

Event Date: May 25, 2006

Event Time: 2:00 p.m. PDT

CORPORATE PARTICIPANTS

Christine Hergenrother

Tegal Corporation – Vice President and CFO

Tom Mika

Tegal Corporation – President and CEO

CONFERENCE CALL PARTICIPANTS

Stephen Becker

Greenway Capital – Analyst

Nigel Brights

Nigel Brights Acoustics – Analyst

Brian Ladin

Bonanza Capital – Analyst

Al Shams

MidSouth Capital – Analyst

David Shaw

Private Investor

Steve Sullivan

Horizon Financial Group – Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the fourth quarter 2006 Tegal Corporation earnings conference call. My name is Colby, and I will be your coordinator for today.

As a reminder, this conference is being recorded for replay purposes.

I would now like to turn the presentation over to your host for today’s call, Ms. Christine Hergenrother, Tegal’s Chief Financial Officer. Please proceed, ma’am.

Christine Hergenrother

Thank you. Good afternoon, and welcome to Tegal’s investor conference call for the fourth quarter of fiscal 2006, which ended March 31, 2006.

With today’s call, we are making a couple of changes to the format of the call. Before I review the financial results of the quarter and the year, I have two housekeeping items.

The first is a reminder that a digital recording of this conference call will be made available one hour after the completion of the call, and it will be available through midnight Thursday, June 1, 2006. To access, investors should dial 888.286.8010 or 617.801.6888 and enter pass code 19905111. An online replay of the call, along with a copy of the Company’s earnings release will be available on the Company’s website as well.

The second housekeeping item is a reminder about the all-important safe harbor statement that should be taken into consideration when listening to comments that will be made on this call. Except for historical information, matters discussed on this call are forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, including, but not limited to, industry changes, economic conditions, acceptance of new technology, the growth of target markets and other risks. Actual operations and financial results may differ materially from Tegal’s expectations as a result of these factors or unanticipated events. Specifically, we refer you to the risks and uncertainties as set forth in the Company’s periodic filings with the Securities and Exchange Commission.

Following my review of the financial performance for the quarter and the year, I will introduce Tom Mika, President and Chief Executive Officer, Tegal, who will have some additional comments. After that, we will entertain questions from the dial-in audience.

Revenues for fiscal fourth quarter were $6.1 million, an increase of 70% from the $3.6 million for the fiscal fourth quarter 2005. For the full fiscal 2006, revenues were $21.8 million, an increase of 46% from $14.9 million in the prior year. Compared to last quarter, revenues declined slightly from the reported $6.2 million.

Our reported net loss for the fourth quarter is ($2.3) million, or ($0.03) per share, compared to a net loss of ($3.8) million, or ($0.07) per share, in the comparable quarter one year ago. For the full fiscal 2006, our net loss was ($9.4) million, or ($0.13) per share, compared to a net loss of ($15.4) million, or ($0.33) per share in the prior fiscal year. Sequentially, Tegal’s reported loss increased from ($1.9) million, or ($0.02) per share, in the fiscal third quarter of 2006.

Gross profits for the fourth quarter of fiscal 2006 were 20.1% compared to 1.1% in the same quarter one year ago. For the year ended March 31, 2006, gross profits were 27.2% versus 21.9% in the prior fiscal year.

Operating expenses for the fourth quarter were $3.6 million, a decrease of $200,000 from the fourth quarter of fiscal 2005 and an increase of $707,000 over the third fiscal quarter. The resulting operating loss for the fourth quarter was ($2.4) million compared to a loss of ($3.9) million in the same quarter one year ago and a loss of ($1.2) million in the third quarter. For the full year ended March 31, 2006, total operating expenses decreased to $14.9 million from $16.8 million in the prior fiscal year.

Operating losses for the full year were ($8.8) million compared to an operating loss of ($13.5) million in the prior year. This year’s operating expenses included approximately $3.2 million of non-cash charges compared to $1.8 million last year. Backing these non-cash charges out of operating expenses produces a cash loss of $5.6 million this year compared to $11.7 million last fiscal year.

Overall, R&D spending was down about $1 million from the prior fiscal year, coming in at $4.5 million for the year, or 22% of revenue. For the quarter, R&D expenses came in at $1.3 million, a decrease of $200,000 compared to the prior fiscal fourth quarter but an increase of about $300,000 from the third quarter. The majority of the quarter-to-quarter increase resulted from outsourced, nonrecurring engineering expense related to new product development.

Sales and marketing expenses were flat year to year, coming in at about $3 million, or 14% of revenue. Such expenses have increased compared to the fourth quarter last year as well as over the third quarter of this year. The increase over the third quarter of $175,000 represented commissions payable on system sales.

G&A expenses increased year to year by $700,000, coming in at $7.1 million for the fiscal year, or 33% of revenue. Two categories of expenses contributed to this increase - first, non-cash expenses of $1.7 million related to the lease termination, the equity financing and the stock granted to executives and, second, an increase in cash litigation costs for the case against AMS, Agilent and Avago Technology. Tom will have more comments on department expenses later in the call.

Material non-operating expenses for the year included $291,000 of interest expense, offset by a non-cash charge of $775,000 for warrants issued in the 2005 pipe and other expenses and $89,000 in foreign exchange losses for total non-operating expense for the year of $573,000.

Moving to the balance sheet, our quick ratio was much better this year at 4.7 compared to 2.2 at the end of last fiscal year. We have virtually no long-term liabilities. Cash at the end of the fourth quarter was $13.8 million, an increase of $6.7 million from the same quarter one year ago and a decrease of $1.3 million from the third fiscal quarter.

Accounts receivable increased $3.4 million year to year, coming in at $5.3 million, a decrease of $766,000 from the last quarter. Inventories increased from $5.1 million to $7.7 million year to year and by $330,000 from the previous quarter, due primarily to incoming parts to support current system builds and deal installations.

Our inventory turns at 2.8 per year, which is about the same as last year. Our property and equipment net decreased by $1.5 million year to year as a result of the closing of the Santa Barbara office and the transfer and subsequent sale of a demo system to one of our customers. The modest change in the tangibles, which declined by $322,000 was the result of normal amortization.

On the liability side, our notes payable were negligible at $27,000. Accounts payable decreased by over $1 million from the prior year and, from the prior quarter, to a current $2.5 million. We are currently paying vendors at approximately 45 days. Product warranty increased by about $250,000 as a result of having more systems in the field, and our accrued expenses and other current liabilities remain the same at about $2.5 million.

The $20.7 million increase year to year in additional paid in capital reflected the equity raise of $20 million completed during the year and the issuance of stock and warrants. The Company’s book to bill ratio was 0.4 during the quarter, and the backlog at the end of the fiscal year stood at $6.1 million. Total shares outstanding as of May 25, 2006 were 84.3 million.

Tegal has scheduled its annual meeting for July 21, 2006, which is about two months earlier than normal. The meeting will be held in Petaluma, California. Stockholders of record of May 19, 2006 are invited to attend.

The earlier date allows for the approval of the stockholders of the proposal to effect a reverse split in Company stock. The reverse split must be completed in time for the stock to be traded at above $1 for ten consecutive trading days. If it does so, we will have met the NASDAQ minimum bid price requirement, which is the only continued listing requirement that the Company is failing to meet. Following this ten-day trading period, we expect that NASDAQ will reaffirm our compliance and that there will be no further threat of delisting.

A definitive proxy statement containing important information regarding the proposed reverse split will be mailed to all stockholders on or about June 21, 2006. Copies of the proxy statement are also available at no charge from the Securities and Exchange Commission’s website at www.sec.gov. Stockholders are urged to read the proxy prior to submitting their vote.

I would now like to introduce Tom Mika, our President and Chief Executive Officer.

Tom Mika

Thanks, Christine, and good afternoon. Over the past few conference calls, I’ve tried to convey to our shareholders and potential investors a sense that we know what our goals are, we know what we have to do to achieve them, and that we are making decisions that we believe are in the best long-term interests of the Company and its shareholders.

This is not to say that we have achieved all of our goals in the time that we wanted to, but we have made very significant progress toward our overall objective of becoming a sustainably profitable technology company with significant growth opportunities ahead of us.

As I look back over the last year, I believe that our Company has been remarkably successful with the progress of this turnaround. We were able to achieve almost a 50% increase in revenues during the period when the front-end capital equipment industry was basically flat to positive a few percentage points. We were able to improve our gross margins year to year, and, while they are still not where we want them to be as a technology company, they are definitely moving in the right direction.

During the year, we made substantial progress in our new product development efforts. We made significant additions to our management team and overhauled several operational and control areas for better efficiency and profitability. And we did all things while reducing our cash operating expenses by over 50% and narrowing our net losses by over $6 million.

From a sales point of view, our key achievement during the past year was the delivery, installation and qualification of multiple advanced etch systems to a tier-one customer operating fabs in Europe and Asia for the production of an advanced integrated active/passive device that is being incorporated into cell phones. The process that this customer is using to produce these innovative devices is dependent on our unique technology and know-how related to the etching of new materials. We hope to be able to translate this achievement to additional sales, both at this important customer and to other customers producing devices incorporating similar materials.

In addition, developers of advanced non-volatile memory devices, most recently, resistive random access memory, or RRAM, have chosen our 6500 series for critical etch steps involving a whole new class of proprietary materials.

Over the year, we saw a steady pickup in short cycle sales of our 900 legacy etch systems, especially from customers in Europe and Japan. Used in the fabrication of MEMS devices, particularly accelerometers and other types of sensors, this improvement in our legacy etch system sales is a direct result of the increasing electronic content in newly manufactured automobiles. Our extremely cost effective 900 etch systems are also used for non-critical processes related to the production of thin film heads and power control devices.

Recently, we have seen a significant increase in demo activity in a market in which Tegal was once a strong market share leader but which has been suffering from over capacity since the dot.com bust in the early 2000s. This is the area of compound semiconductors fabricated principally for cell phones and a wide variety of other wireless devices. The demand for process demos coming out of this sector and others has been so strong that we have adjusted our move plans to be sure that we are able to respond to these opportunities.

Within the PVD area, we installed our first Endeavor system in China for backside metallization process for a leading analog and mixed signal device supplier. The devices are used in a wide variety of wireless, networking and cell phone applications. We continue to pursue applications for which the Endeavor system is uniquely qualified, including under-bump metal and advanced flip chip packaging configurations and metallization of ultra thin wafers typically used in power control devices.

On the product development front, we are far along in our development of new low cost 300 millimeter compatible platform on which to deploy our etch modules and our Nano-Layer Deposition modules.

One goal that we did not achieve this fiscal year was to have our NLD system into at least two beta sites. In hindsight, this goal was much too aggressive for a leading edge development project, especially when the project involved chamber, process and platform development. And, prior to our financings in June and September, we were not in a position to supplement our engineering efforts with outside resources. Within the past two quarters, we have taken steps to accelerate this project through some outsourced engineering activities. Such activities are responsible for the bump in R&D expenses experienced in the fourth quarter. The NLD project is moving ahead, and I look forward to providing reports on our progress with this important project in future conference calls.

When Brad Mattson joined us as Chairman last year, we started to re-engineer the Company’s business model. This is not just about reorganization and reassignment of priorities but involves a new look at gross margins. Improving gross margins requires finding where customers really value your technology and avoiding areas where the only advantage you have is willingness to lower your price. As a Company, we are beginning to do so, with the firm believe that our unique technology, know how and award-winning support has high value for many of our customers.

Improving gross margins is also about controlling costs, both material costs in systems and after-sales support costs. In addition to being our delivery vehicle for NLD, the Compact platform under development represents our effort to cost reduce our 6500 etch system, as well as to facilitate its manufacture by third parties. We are taking similar steps to cost reduce the Endeavor, as we face intense price competition from competitors in the U.S., Japan and Europe.

On the service side, as I promised in my last conference call, we have increased our prices for spare parts and billable service, reduced head count, consolidated operations by closing two offices, and taken the first steps in rationalizing our parts procurement and billing procedures globally.

With respect to department expenses, we committed last quarter to implementing an expense reduction program affecting every operating department in the Company, except sales and marketing. Our head count during the December quarter averaged approximately 102, including both full- and part-time employees and contractors. As of the last conference call, our head count was 96. At the end of March, our head count was 83.

We did not expect to see any significant savings during the fourth quarter in department expenses as a result of these cost reduction efforts, and that was certainly the case. In fact, expenses increased by about $700,000 compared to last quarter. Christine noted that the $300,000 in R&D expense, which was temporary and the result of outsourced engineering efforts for the NLD program. Our $175,000 increase in sales and marketing was the result of increased sales commissions, additional personnel and non-cash warrant expenses.

G&A expense increased by $200,000 from the third quarter and will likely continue to increase until the end of the calendar year. This increase is primarily due to the costs associated with Sputtered Films lawsuit against its former employees now at AMS, against AMS itself, and against Agilent and Avago Technologies.

You recall that Tegal acquired Sputtered Films in August of 2002. Sputtered Films, Inc. is currently a wholly owned subsidiary of Tegal Corporation. In December last year, Sputtered Films won a key victory in its case when the appellate court, following a ruling from the California Supreme Court, heard our appeal and ordered the Superior Court of Santa Barbara to accept our trade secret designation. After almost two years of litigation on the trade secret designation, we were finally able to proceed with discovery. Agilent, the spinout of the venerable Hewlett-Packard and Avago Technologies, a new company backed by KKR and Silver Lake Partners, coincidentally acquired the semiconductor products group of Agilent in December last year. Both entities are now irreversibly part of this case, despite their attempts to quash.

Since last December, Agilent and Avago Technologies have doggedly resisted our legitimate rights to proper discovery at every turn, so much so that just last week, Agilent was found in contempt of court as a result of its failure to produce subpoenaed documents.

We believe that Sputtered Films has a very strong case against all of these defendants, and we are alleging that they willfully and deliberately misappropriated Sputtered Films’ trade secrets developed over 35 years that specifically enabled the development and mass production of film bulk acoustic resonators, FBARs, arguably, one of Agilent’s, and now Avago’s, most successful semiconductor products.

The trial before a jury is scheduled for five weeks in Santa Barbara, beginning on November 7 this year. We mention more details about the lawsuit at this time because it is a significant factor in why our G&A expenses are so high and part of the reason our goal to reach break even by this fourth quarter has been so difficult to achieve.

In other areas, we are continuing to manage expenses down to achieve our goal. In this area, we believe it may not be wise to do so. The Tegal board of directors in a meeting held just yesterday unanimously reaffirmed our commitment and our Company’s capital to see this case through to what we believe will be a successful conclusion.

Regarding our move to San Jose, as I mentioned earlier, we have decided that some of our etch demo tools and engineering staff should remain in Petaluma in order to allow us to address some significant sales opportunities. We will be moving our sales and marketing executive staff, along with the PVD group, as planned, during the month of July.

Over the course of the next twelve months, we will facilitize the Daggett Drive laboratories in San Jose to be able to accommodate our etch demo tools and move them when the business allows. While this change does not allow us to capture the full cost reductions that we had anticipated, we believe it is the right decision for the business overall.

Finally, I would like to address the matters to be decided at the upcoming stockholder meeting in July. In previous conference calls, I said that we were not considering a reverse split, and we weren’t, until our board of directors’ meeting on February 28.

At that time, we noted that, despite a significant positive uptick in our revenues and a quarter that was close to cash breakeven, our stock price did not move much above $0.65.

Without positive reaction from the market to good news, we had no choice but to consider the reverse split option for coming into compliance with the NASDAQ requirement. As soon as this decision was made, we announced it in our press release to the public.

The Company’s board of directors is asking stockholders to vote on and approve a proposal to effect a reverse split of the Company’s common stock at one of two possible ratios - 1 for 8 and 1 for 12. The stockholders are being asked to grant authority to the board to determine in its discretion the actual ratio between these two of the reverse stock split immediately prior to the effective date and what the effective date should be.

The Company believes that a reverse stock split, which will result in a higher price per share and corresponding lower number of total shares issued and outstanding at the time of implementation should help increase the marketability of our stock to a broader range of potential new investors and enable the Company to exceed the minimum $1 per share bid price for its common stock.

On behalf of the Tegal board of directors and management team, I ask each of you to vote in favor of this proposal at the upcoming meeting on July 21.

I’ll now turn the call over to our listeners for any questions that you may have.

QUESTION AND ANSWER SESSION

Operator

Your first question comes from the line of Steve Sullivan with Horizon Financial Group. Please proceed.

Steve Sullivan

Yes, Tom; several questions. First off, can you give me that rundown of the head count - where it’s been in the last several quarters? I didn’t get that down.

Tom Mika

102, 96 and, I believe, 83.

Steve Sullivan

Now, your change in strategy as far as the move-- how much were you planning on saving, and how much is this going to cost us differential as far as your new strategy there?

Tom Mika

We anticipated about $1 million reduction in operating expenses on an annualized basis, and we think that at least over the course of the next twelve months, we’ll probably only achieve about half of that.

Steve Sullivan

About half of that; okay.

Tom Mika

Last question, Steve.

Steve Sullivan

I’m sorry?

Tom Mika

Last question.

Steve Sullivan

Okay. I’ll make it-- Can you give me a sense on breakeven now-- the numbers we need to get and given the mix of the business and the service and pricing and everything else-- where we need to get to a breakeven point?

Tom Mika

Well, I really can’t. I can tell you it’s definitely above $6 million. The issue is how effectively we can increase our gross margins, and that’s a mix of products and what we’re attempting to do in our service and spares business. So, it’s north of $6, and it’s probably less than $8 per quarter.

Steve Sullivan

Okay. Right.

Operator

Your next question comes from the line of Nigel Bright with Nigel Brights with Nigel Brights Acoustics. Please proceed.

Nigel Brights

Thank you. I’d just like to ask-- you said that the book to bill was 0.4. Any comments? Does that mean you’re not getting new orders?

Tom Mika

No. It just means that our bookings during that quarter were lower than our shipments. For a company like ours, where we have such large sales prices for individual systems relative to our revenues in any given quarter, we’re going to have bumpy quarters; and we’ve always maintained that that was going to be the case. They’re bumpy in terms of bookings and billings, and that’s just a result of what happened in that quarter. I would emphasize to you that the $6.1 million in backlog is pretty substantial and is healthier than we’ve seen in most of the quarters of the last two years.

Nigel Brights

Okay. Thank you.

Operator

Your next question comes from the line of Brian Ladin with Bonanza Capital. Please proceed.

Brian Ladin

Tom, can we get a feel for the potential damages that are you being caused to you guys in the Sputtered Film litigation?

Tom Mika

Brian, I would prefer not to go there at this point. We have economists looking at it, and we’re preparing those documents. What I can say is that we fully expect to keep the public better informed about the progress of this case in upcoming months.

Brian Ladin

Can you talk about the size of the FBAR business at Agilent before it was sold?

Tom Mika

No, because I don’t have any direct information related to that. I do know that the FBAR business based on some industry reports that we had seen that are a couple of years out of date estimated the sales a couple of years ago in the $100 million range. That particular public report that we saw had FBAR devices increasing at a pretty hefty tick. I would suggest that you go to-- I don’t think it’s on the Agilent website anymore, but I think on the Avago Technologies website, FBARs are featured as a pretty prominent device on their front page.

Brian Ladin

Given the facts as you know it in the lawsuit, are you guys eligible for treble damages here?

Tom Mika

Only to the extent that we can demonstrate that this was willful and deliberate.

Brian Ladin

Okay; thanks, Tom.

Operator

Your next question comes from the line of David Shaw, private investor. Please proceed.

David Shaw

I was wondering-- When you first announced the move, and now that it’s being delayed, do you have supportive engineering staff? It’s obviously a big change to move for the staff who’s in Petaluma down to the San Jose. Are you looking at doing more hiring down there, or were most of the people going to move?

Tom Mika

Most of the engineering staff was expected to move. And, this is not anything that we’ve held back from our employees at all. We’ve pretty much discussed our intentions all along the way. Any changes we’ve tried to get back to that staff as quickly as possible. I think if your concern is losing engineers, we haven’t experienced that. And, we’re doing our utmost to keep people in place. I think that the issue there is more communication than it is anything else. People like to know what our intentions are and like to be able to plan for it. So, this delay, I think, was, at least for a few people, kind of a relief in a sense that they had a little bit more time to plan.

David Shaw

Right. Obviously, it’s a big change if you’ve got a family and kids in school, housing prices and all of that stuff. But, you’re saying, in general-- it sounds like most of the staff was willing or interested in being able to do that and being able to afford it.

Tom Mika

That’s correct.

David Shaw

Okay. The second question just had to do with--- You had, again, maybe six months ago or a year ago-- Brad had mentioned that a flat capital equipment market would actually be to Tegal’s benefit. Does that seem to be proving out the case in looking over the next twelve months? Are you really concentrating on one or two irons in the fire? What are you looking at to meet the $6 or $7 or $8 million? Are you going to put most of your effort behind getting something in production-- getting one of your machines qualified for production; or are you kind of looking at five or six or seven different things?

Tom Mika

No; we’re not looking at five or six or seven different things. I would say that it’s more like-- as far as sales right now, it’s really two, and that’s Etch and PVD. Etch I mentioned in my comments - that we’re seeing kind of a mini boomlet in compound semiconductors, which is nice. We’re also doing some work in thin film heads, and our short cycle sales on the 900 systems are increasing. Those are good for us because they’re not a six month build cycle, and we can often ship those within the quarter. So, we see some significant opportunity on the etch side. We see PVD actually representing a fair amount of our forecast going ahead. And we’re really-- I’ve said in past conference calls that with respect to NLD, which is really a mainstream-directed product, that we’re going to keep our nose to the grindstone on that and try to lower expectations about when we’re going to see revenues and that. And, we’re really-- Our goals for that have really been delayed by-- into this fiscal year, where we’d like to see the beta units coming in fiscal ’07, which is the current year. Does that answer your question?

David Shaw

Yes. And, just maybe-- I don’t remember-- you had one big customer that you had some 6500s into last quarter that you mentioned. How is that going?

Tom Mika

It’s going very, very well, and they’ve just accelerated the delivery times for the last systems we expect to deliver there. And, the whole project from our point of view has gone well. I believe from that customer’s point of view, it’s gone well also. And we have begun to survey or canvass the market for the applicability of these new materials in similar kinds of devices. We’re finding that our customer actually is a bit ahead of other device manufacturers in the world. So, we fully expect that new materials as they’ve been done by this customer will probably be done by others as time goes by.

David Shaw

Great. Good luck. Thank you so much.

Operator

Your next question comes from the line of Al Shams with MidSouth Capital. Please proceed.

Al Shams

A couple of questions. Number one, is any part of this litigation being financed by the attorneys? Number two, are we looking to do any additional financing in the next year? And, three, I don’t agree with the reverse split, but I guess it’s something we have to do, so I’ll go along with it.

Tom Mika

Well, Al, I think you’d prefer us to do the reverse split rather than to be delisted. And, since I can’t control the market, the thing that I can control is the number of shares I’ve got outstanding. I really would prefer not to answer your first question about whether the attorneys are sharing in the risk of this suit. I haven’t asked them if I can release that information. We prefer not to do so. And, I missed your middle question. I’m sorry.

Al Shams

Do you envision any additional financing over the next year?

Tom Mika

Not at this time. We’ve been pretty good at maintaining, I think, our cash position; and we’re driving our cash expenses down. So, we don’t anticipate anything at this time. We do expect, though, to be on the road around and following the reverse split to make sure that investors understand what our story is.

Al Shams

Okay. One last follow up. You talked about enhanced liquidity and marketability. Do you have any plans to get out and tell your story to sophisticated investors?

Tom Mika

I think that’s what I just said. We’re definitely going to get out there around the time of the reverse split and after, particularly in the fall when people are back in New York and San Francisco and Chicago from their summer vacations.

Al Shams

Okay. Good luck.

Operator

Your next question comes from the line of Stephen Becker with Greenway Capital. Please proceed.

Stephen Becker

Can you give us any sense of kind of the tone of business today in terms of RFPs and just kind of what the-- I don’t know how you’d handle this, anecdotally or otherwise. But, just a kind of sense of what’s out there from a customer standpoint?

Tom Mika

Yes. The characteristic difference about what we’re doing now is that we’re actually declining demos. We used to talk about how many demos we’re seeing and so on. I don’t think that’s a good metric anymore. What we’re doing is trying to focus on multiple system opportunities - multiple purchases within an 18-month period, rather than the one-offs for R&D applications because (a) that’s the direction that we want to go and (b) that’s what makes sense from a business point of view. We’re seeing some success in that, and it’s helping to rationalize our demo capability. As I said earlier, really what’s driving the delay in the move of part of our operations in San Jose is the fact that we’re mapping out our demo priorities and our demo capacity out about three to six months and trying to accommodate the bigger opportunities.

Stephen Becker

Is there a minimum order size that you’ll-- that’s required to take a demo?

Tom Mika

Not really, because, for example, we’re still even doing etch demos for our 900 series system. But, on the etch systems and the PVD systems, to a certain extent, we’re looking at multiple system orders being two-, three--- to six-system opportunities. We are trying to avoid the one-system opportunities, unless they’re very strategic. They’re either in existing customers, or they’re in an area that fits naturally with what we’re trying to accomplish.

Stephen Becker

How many multi-system opportunities are out there?

Tom Mika

I would say we probably have-- I haven’t counted them, but I’d say off the top of my head, probably half dozen.

Stephen Becker

And these are ASPs per system of $2.5 to $3 million?

Tom Mika

I would say they’re more in the $1.5 to $2.5 million per system.

Stephen Becker

Okay. Thanks a lot, Tom.

Operator

Your next question is a follow up from the line of Steve Sullivan with Horizon Financial. Please proceed.

Steve Sullivan

Sorry about the second follow up. I was just curious. Can you give us a sense on how much this lawsuit is costing us so far or any kind of a sense how big a hit it is to the P&L?

Tom Mika

Again, I’d rather not, because I think that that provides too much information to our opponents. I can tell you that their defense so far has consisted primarily in trying to make sure that we spend as much as possible, and we have done everything in our power to both move the case along in the way that it should be moved along and to limit our exposure on that. But, I think I’d be giving up too much information to give you those numbers. I have said, and I’ll repeat, that we plan on providing additional information on this case as we proceed from now until we go to trial in November.

Steve Sullivan

And, very, very last question. Can you give us a sense on the customer base response to pricing of the spares and services - the elasticity of that effort?

Tom Mika

It’s really a little too early to tell, but we don’t really anticipate that it’s going to have much effect. A lot of our spares sales are in systems that have been in production for upwards of 15 and 20 years. That’s part of the problem here. We’ve got tools that seem to last forever, and those tools are still in production. A lot of our spares sales are actually in what we call consumables. When the machine is being operated, it consumes certain parts of the tool. So, I think we’re in pretty good shape as far as our spares margins are concerned. Our spares margins wasn’t the issue as much as how we were responding to customers around the world and what level of effort we were providing over the course of the last few years. There were definitely some issues on our service margins, and we’ve moved to correct those.

Steve Sullivan

Well, good luck on everything. Thank you.

Operator

Your next question is a follow up from the line of David Shaw, private investor. Please proceed.

David Shaw

Just a quick question. I know in your previous lawsuits, which Tegal won against AMAT and TEL, you had used Keker and Van Nest. Are you using the same law firm, just because they probably-- you’re familiar with them and working with them before?

Tom Mika

Not only because we’re familiar with them; we think they’re the best possible litigator in this field.

David Shaw

So you are using the same law firm.

Tom Mika

Yes. We are.

David Shaw

Okay. Great. Thank you.

Tom Mika

Operator, are we done, or are there more in the queue?

Operator

At this time, there are no further questions in queue, sir.

Tom Mika

Good. I think then we can conclude. I’d just like to thank our listeners, and look forward to more releases from us in the future. And, thank you for joining us.

Operator

Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Good day.